ALL AMERICAN GROUP, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release November 8, 2010

ALL AMERICAN GROUP, INC. ANNOUNCES MERGER AGREEMENT WITH ALL AMERICAN  GROUP HOLDINGS, LLC

Elkhart, IN - All American Group, Inc. (formerly Coachmen Industries, Inc.) (OTC:COHM.PK), today announced it has agreed to be acquired by affiliates of All American Group Holdings, LLC, an affiliate of H.I.G. All American, LLC, in a merger that would result in AAG’s shareholders (other than H.I.G.) receiving $0.20 per share, plus an interest in a liquidating trust that will have a contingent right to receive proceeds from the sale of certain of AAG’s assets.

Upon closing of the merger, certain of AAG’s assets will be offered for sale for a minimum price of $12 million. The sale of the assets will be negotiated on behalf of AAG by a special committee of AAG’s board of directors. The majority of the members of the committee will be directors who are not affiliated with H.I.G.

If an agreement is entered into for the sale of the assets within nine months after the closing of the merger, the excess of the net sale proceeds over $5 million will be deposited in the liquidating trust for distribution to the former AAG shareholders pro rata (in addition to the $0.20 per share to be paid in connection with the closing of the merger). AAG cannot give assurance that the sale of the assets will be completed within the 9 months’ time frame or that it will bring a sufficient amount of net sale proceeds to provide the shareholders any additional consideration.

AAG expects to file a registration statement with the United States Securities and Exchange Commission covering the issuance of the interests in the liquidating trust to AAG’s shareholders in connection with the merger. AAG expects to send to its shareholders a proxy statement for a special meeting of its shareholders to approve the merger as soon as may be practicable after the effective date of the registration statement. Approval of the merger requires the affirmative vote of a majority of AAG’s outstanding common shares. H.I.G. owns a majority of the outstanding common shares of AAG, so approval of the merger is assured. AAG shareholders who do not vote in favor of the merger will have dissenter’s rights under Indiana law.

All American Group, Inc. (formerly Coachmen Industries, Inc), is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, the ability of the Company  to reach agreement with H.I.G. regarding revised covenants at reasonable terms and the ability to meet the revised covenants in future periods, the availability to the Company of chassis utilized for bus production and the availability of chassis financing to procure the chassis and other risks identified in the Company's SEC filings.

For more information contact:
Martin Miranda
Corporate Secretary & Treasurer
All American Group, Inc.
2831 Dexter Dr.
Elkhart, IN  46514
Phone: (574) 266-2500
Fax: (574) 266-3042
Email: mmiranda@allamericangroupinc.com